EXHIBIT 99.1

January 19, 2010 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 4th Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended December 31, 2009, of $1,498,000, a decrease of $49,000, or 3.2 percent, from the $1,547,000 earned for the fourth quarter of 2008.   Earnings per share for the fourth quarter of 2009 were $.38, down $.01, or 2.6 percent, from the prior year’s fourth quarter.  For the year ended December 31, 2009, net income totaled $6,645,000, a 6.8 percent decrease from net income of $7,128,000 for the year ended December 31, 2008.  Earnings per share were $1.67 for 2009 versus $1.77 for 2008, a decrease of 5.6 percent.  Return on average assets and return on average equity decreased to .81 percent and 10.23 percent, respectively, for the year ended December 31, 2009, as compared to .91 percent and 11.62 percent, respectively, for the same period in the prior year.

    The Company’s earnings declined primarily due to the increase in FDIC insurance premiums that are being assessed on all FDIC insured financial institutions.  For the year ended December 31, 2009, our premiums increased $1,357,000 over the same period last year.  FDIC premiums for the fourth quarter of 2009 were up $209,000 from the fourth quarter of 2008.  The higher insurance premiums had a dramatic impact on the financial results of the Company.  For the year ended December 31, 2009, the increase in premiums net of tax reduced earnings per share by $.22, return on average assets by 11 basis points (1 basis point equals .01%) and return on average equity by 138 basis points.  Based on the FDIC’s restoration plan, management expects the heightened assessment levels to continue.  On December 30, 2009, financial institutions were required to prepay their FDIC premiums through 2012.  The Company’s assessment amount was nearly $3.6 million, which will be expensed over the next three years.

“With FDIC insurance premiums up sixfold from 2008 and many banks reporting lower earnings due to a significant deterioration in asset quality, I am proud to report that our dedicated employees generated more than $6.6 million in net income for 2009,” stated Jeffrey E. Smith, Chairman and CEO.  “The earnings level generated a 5.5 percent increase in shareholders’ equity and permitted us not only to continue to pay a cash dividend to shareholders, but also to increase it 5.3 percent.  Further, our asset quality continues to be enviable when compared to the rest of the industry.  At December 31, 2009, our nonperforming assets to total assets equaled 1.31 percent compared to 1.28 percent at December 31, 2008.  Given our earnings, capital level and asset quality, the Company maintains a solid foundation heading into 2010.  On balance, Ohio Valley Banc Corp. enjoyed a successful year thanks to the performance of our more than 270 employees.”

Net interest income, the Company’s largest revenue source, decreased $14,000 for the year ended December 31, 2009, compared to the same period last year.  Fourth quarter 2009 net interest income was down $91,000, or 1.2 percent, from the fourth quarter of 2008.  For 2009, the Company’s average earning assets increased $40,136,000, or 5.5 percent, from 2008.  However, the additional interest income generated from the growth in earning assets was offset by a decline in the net interest margin.  For the year ended December 31, 2009, the net interest margin was a healthy 4.01 percent, but it was down from a 4.23 percent the prior year.  Starting in the second quarter of 2009, the net interest margin contracted due to higher relative balances being invested in overnight or short-term instruments, which also return lower yields.  The excess funds were related to deposit growth exceeding loan growth.  Since the second quarter, the liquid funds have been deployed into loans or longer-term securities.  As a result, the net interest margin improved steadily from a 3.78 percent for the second quarter to a 3.99 percent for the fourth quarter.

Contributing to growth in revenue was the increase in noninterest income.  Noninterest income totaled $7,780,000 for the year ended December 31, 2009, as compared to $6,211,000 for the same period last year, an increase of 25.3 percent.  For the three months ended December 31, 2009, noninterest income totaled $1,669,000, an increase of 13.8 percent from 2008’s fourth quarter.  Contributing to the double-digit growth in noninterest income was the gain on sale of loans.  With the historically low mortgage rates, the Company elected to emphasize secondary market loans to reduce the exposure to rising interest rates.  Even though the mortgage is sold, the Company retains the loan servicing and the customer relationship.  The increase in volume generated a $722,000 increase in secondary market loan income for the year ended December 31, 2009, compared to the same period last year.  In conjunction with various benefit plans, the Company maintains an investment in bank owned life insurance on key employees.  During the third quarter of 2009, the Company received life insurance proceeds of $556,000, which generated an increase in earnings on bank owned insurance.  Also contributing to the increase in noninterest income was the processing fee income earned from facilitating the clearing of tax refunds for a tax software provider.  With continued growth in transaction volume, the associated fee income increased $256,000, or 94 percent, from the same period in 2008.

For the year ended December 31, 2009, noninterest expense totaled $26,342,000, an increase of $2,999,000, or 12.8 percent, when compared to the same period in the previous year.  For the fourth quarter of 2009, noninterest expense increased $419,000, or 7.2 percent, from the fourth quarter in 2008.  The higher FDIC insurance expense that was previously discussed was included in these increases in noninterest expense.  The higher premiums contributed over 45 percent of the twelve-month increase and nearly 50 percent of the quarterly increase in noninterest expense.  Salaries and employee benefits, the Company’s largest noninterest expense, increased $931,000, or 6.6 percent, for the year of 2009, as compared to the same period in 2008.  Contributing to the increase were annual cost of living adjustments and an increase in the number of full-time equivalent employees from 264 at December 31, 2008, to 270 at December 31, 2009.  Comparing year-to-date periods, all remaining noninterest expenses were up $711,000, led by communication and equipment expense.  The Company increased the speed and capacity of the communication lines to the branches and replaced several automated teller machines, both of which enhanced the service provided to our customers.

For the year ended December 31, 2009, management provided $3,212,000 to the allowance for loan losses, which represented a decrease of $504,000, or 13.6 percent, from the same period last year.  For the three months ended December 31, 2009, management provided $1,111,000 to the allowance for loan losses, a decrease of $295,000 from the same period in the prior year.  Despite the economic environment, the Company’s asset quality ratios remained stable in 2009.  The annualized ratio of net charge-offs to average loans for the year ended December 31, 2009 was .44 percent, compared to .42 percent for the same period last year.  The ratio of nonperforming loans to total loans was .81 percent at December 31, 2009 compared to .84 percent at December 31, 2008.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at December 31, 2009 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.26 percent of total loans at December 31, 2009, compared to 1.24 percent at December 31, 2008.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The “Holding Company” owns three subsidiaries:  Ohio Valley Bank, with 16 offices in Ohio and West Virginia; Loan Central, with six consumer finance offices in Ohio, and Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company;
(v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
PER SHARE DATA
Earnings per share	$0.38	$0.39	$1.67	$1.77
Cash dividends per share	$0.20	$0.19	$0.80	$0.76
Book value per share	$16.70	$15.83	$16.70	$15.83
Dividend payout ratio (a)	53.17%	48.90%	47.95%	42.94%
Weighted average shares outstanding	3,983,107	3,982,107	3,983,034	4,018,367

PERFORMANCE RATIOS
Return on average equity	9.00%	9.92%	10.23%	11.62%
Return on average assets	0.73%	0.80%	0.81%	0.91%
Net interest margin (b)	3.99%	4.32%	4.01%	4.23%
Efficiency ratio (c)	65.84%	62.10%	67.77%	62.51%
Average earning assets (in 000's)	$770,718	$723,246	$776,013	$735,877

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Twelve months ended
(in $000's)	December 31,		December 31,
	2009	2008	2009	2008
Interest income:
Interest and fees on loans	$10,776	$11,307	$44,076	$47,272
Interest and dividends on securities	793	982	3,547	4,261
Total interest income	11,569	12,289	47,623	51,533
Interest expense:
Deposits	3,156	3,566	13,683	16,636
Borrowings	753	972	3,249	4,192
Total interest expense	3,909	4,538	16,932	20,828
Net interest income	7,660	7,751	30,691	30,705
Provision for loan losses	1,111	1,406	3,212	3,716
Noninterest income:
Service charges on deposit accounts	708	750	2,816	3,073
Trust fees	56	56	227	240
Income from bank owned insurance	335	199	1,493	775
Gain on sale of loans	136	17	849	127
Gain (loss) on sale of other real estate owned	10	----	38	(31)
Other	424	444	2,357	2,027
Total noninterest income	1,669	1,466	7,780	6,211
Noninterest expense:
Salaries and employee benefits	3,764	3,647	15,006	14,075
Occupancy	391	390	1,599	1,562
Furniture and equipment	330	296	1,204	1,048
Data processing	69	66	670	773
FDIC insurance	322	113	1,625	268
Other	1,332	1,277	6,238	5,617
Total noninterest expense	6,208	5,789	26,342	23,343
Income before income taxes	2,010	2,022	8,917	9,857
Income taxes	512	475	2,272	2,729
NET INCOME	$1,498	$1,547	$6,645	$7,128

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	December 31,	December 31,
	2009	2008
ASSETS
Cash and noninterest-bearing deposits with banks	$9,101	$16,650
Federal funds sold	----	1,031
Total cash and cash equivalents	9,101	17,681
Interest-bearing deposits in other financial institutions	6,569	611
Securities available-for-sale	83,868	75,340
Securities held-to-maturity
(estimated fair value: 2009 - $16,834, 2008 - $17,241)	16,589	16,986
Federal Home Loan Bank stock	6,281	6,281
Total loans	651,356	630,391
Less: Allowance for loan losses	(8,198)	(7,799)
Net loans	643,158	622,592
Premises and equipment, net	10,132	10,232
Accrued income receivable	2,896	3,172
Goodwill	1,267	1,267
Bank owned life insurance	18,734	18,153
Other assets	13,393	8,793
Total assets	$811,988	$781,108

LIABILITIES
Noninterest-bearing deposits	$86,770	$85,506
Interest-bearing deposits	560,874	506,855
Total deposits	647,644	592,361
Securities sold under agreements to repurchase	31,641	24,070
Other borrowed funds	42,709	76,774
Subordinated debentures	13,500	13,500
Accrued liabilities	9,973	11,347
Total liabilities	745,467	718,052

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value, 10,000,000 shares authorized;
2009 - 4,643,748 shares issued; 2008 - 4,642,748 shares issued)	4,644	4,643
Additional paid-in capital	32,704	32,683
Retained earnings	44,211	40,752
Accumulated other comprehensive income	674	690
Treasury stock at cost (2009 and 2008 - 659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	66,521	63,056
Total liabilities and shareholders' equity	$811,988	$781,108